EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Ascent Solar Technologies, Inc. Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the dates set forth below.

Date: October 2, 2020	CROWDEX INVESTMENT, LLC

	By:	/s/ David Peterson
	Name:	David Peterson
	Its:	Manager

Date: October 2, 2020	By:	/s/ David Peterson, power of attorney
Bernd Förtsch